Exhibit 10.2

MARKETING & SALES AGREEMENT

This Agreement is made and entered into as of this 29th day of May, 2012, by and between MarketKast, Inc., hereinafter referred to as “Owner”, and Veritas Consulting Group, Inc. and Anthony DiBello, hereinafter referred to as “Contractor”.

A.	Owner is in the business is producing, distributing and marketing internet video on behalf of third party customers;

B.	Contractor is a sales and marketing company in the business of buying and selling various products and services, database marketing and lead generation for clients like Owner;

C.	Owner desires to engage Contractor to market Owner’s products and services (“the Services”) to potential third party customers throughout the U.S.;

Now, therefore, for good and valuable consideration, the parties agree as follows:

1.
Owner hereby engages Contractor, as an independent contractor to market the products and services of Owner through direct telephone marketing, lead generation services both online and offline, and any other marketing methodology typically employed by Contractor, subject to the terms and conditions set forth herein. The term of this Agreement shall be 1 year, unless terminated earlier under the terms hereof.

2.	Contractor shall, at its expense, in good faith, use its best efforts and devote time as it believes is necessary to promote, market and the Services at all times.

3.
Contractor shall be responsible for its fixed costs, such as rent, utilities, withholding, postage, telephone, photocopying, salaries, travel, and all other direct and indirect fixed expenses. Contractor shall also be responsible for recording sales verifications for compliance and maintaining records it believes necessary to entitle it to the compensation set forth herein.

4.
Owner will provide Contractor with assistance throughout the sales process, including providing such promotional, sales and technical information, literature and brochures, catalog sheets, price lists, order forms and other information and sales aids as may be available for Owner’s products and Services. Owner will maintain adequate records to determine the compensation due Contractor, and Owner will provide Contractor with such copies of Owner’s records, as are reasonably requested by Contractor to verify and/or calculate its compensation under this agreement.

5.	Owner will compensate Contractor, for Contractor’s marketing and sales of the Services, as follows:

a.	50% of the gross proceeds of all sales made by Contractor if Contractor generates the lead for the sale; or

b.	35% of the gross proceeds of all sales made by Contractor if Owner generates the lead for the sale.

A percentage of gross sales will be set aside in a “Refund Reserve Account” from all sales closed hereunder. The initial reserve shall be 10% percent. The Refund Reserve Account will be reviewed and adjusted every three months, starting three months from the date of this agreement. Actual refunds shall be processed from the Refund Reserve Account, and will be deducted from gross sales as each payment is calculated from period to period, and such refund expense shall be an adjustment to gross sales and to the portions of Contractor’s compensation which is based upon gross sales, during the accounting period. At the end of the Term of this agreement, refund reserve accounts, related policies, calculations and audit processes will be reviewed by the financial officers of the Contractor and Owner, and an ongoing policy for the maintenance of refund reserve accounts will be determined as agreed between the parties. Further, any sums remaining in the Refund Reserve Account shall be added back to gross sales, and the Contractor’s compensation shall be adjusted accordingly.

c.       The parties agree that they will jointly pursue other opportunities to sell and provide additional products and services to the database of leads and buyers that are developed hereunder, however, any such additional sales opportunities will be subject to the consent and approval of Owner.

6.
Either party may terminate this Agreement for any reason on 30 days notice. Additionally, in the event that Owner reasonably determines that Contractor is not complying with laws, rules or Owner’s sales policies regarding the sale of the Services, Owner may terminate this Agreement immediately by giving written notice to Contractor.

7.	Upon expiration or termination of this Agreement, Contractor shall:

a.	Cease selling the Services;
b.	Immediately cease and desist from using or displaying any forms of advertising indicative of the Services.
c.	Fully comply with all post termination covenants and provisions hereof as set forth in paragraph X below.

8.	Upon expiration or termination of this Agreement, Owner shall:

a.	Immediately pay over all sums due to Contractor; less any reserves established or maintained as provided herein;
b.	Provide Contractor with a copy of all records necessary for Contractor to verify the accuracy of Owner’s payment(s) of compensation to Contractor.

9.	All notices permitted or required under this Agreement shall be in writing and shall be delivered to the respective party by e-mail or regular mail to the addresses set forth herein.

To Owner:

MarketKast, Inc., Attn: James Byrd, CEO
171 English Landing Dr.
Kansas City, Mo.
jim@marketkast.com

To Contractor:

Veritas Consulting Group, Inc.
___________________________
___________________________
Anthony@veritasconsultinggrp.com

10.
The parties agree that all customer lists, data, marketing materials, pricing information or any other information provided by Owner, or learned by Contractor as a result of this relationship is protectable and proprietary information of Owner. As a material inducement for Owner to enter into this Agreement, and in specific consideration of doing business with Owner, Contractor agrees that it will not, either during, or for a period of 2 years after the termination or expiration (regardless of reason) of this Agreement, engage in any activity, directly or indirectly, which is competitive to the business of Owner, which is defined as any activity involving the marketing or syndication of internet video, or related services, for business owners or other third party customers. Additionally, either during the term hereof, or at any time after termination or expiration hereof (without such 2 year limitation), Contractor shall not contact any customer, employee or business relationship of Owner for any purpose whatsoever other than is specifically authorized for purposes of making sales under this agreement. Specifically, and without limitation, Contractor shall not attempt to sell any other product or service of any kind  (competitive or otherwise) to any customer or potential customer, or business relationship of Owner. Contractor shall not use or exploit any information of Owner for any purpose other than as set forth herein, including, without limitation any databases, customer lists, marketing materials, pricing information, sales or financial data or other information of any kind regarding the business of Owner. Any and all such information shall be considered protectable proprietary information of Owner, and shall not be used by Contractor for any reason whatsoever except for as specifically authorized hereunder. The provisions of this paragraph 10 shall survive the termination or expiration of this Agreement, and shall continue to be binding on the owners, officers and employees of Contractor, both during and after the term hereof, and shall be enforceable by injunction or other similar means in Orange County, Florida. In the event that a court finds any portion of this paragraph to be unenforceable, such a finding shall not affect the other provisions hereof, and the parties agree that the limitations or restrictions set forth herein shall be modified as a result of any such ruling so as to be rendered fully enforceable consistent with such ruling. The owner of Contactor, Anthony Dibello, executes this Agreement for the sole purpose of agreeing to be personally and individually bound by, and insuring compliance with, this paragraph 10.

11.
This Agreement shall be governed under Florida Law and enforceable in the courts of Orange County, Fl. This Agreement is the complete agreement between the parties and is binding upon the parties hereto, their respective successors and assigns. No modification of this Agreement shall be binding unless in writing and signed by the parties.

Wherefore, intending to be legally bound, the parties have executed this Agreement the date specified above.

MarketKast, Inc.		Veritas Consulting Group, Inc.

By:	/s/ James Byrd	By:	/s/ Anthony DiBello
James Byrd, Jr., CEO		Anthony DiBello, President

/s/ Anthony DiBello
Anthony DiBello, Individually (as to paragraph 10 only)